Exhibit 10.1

OWENS & MINOR, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

INTRODUCTION

The Board of Directors of Owens & Minor, Inc. determined that the adoption of the Owens & Minor, Inc. Supplemental Executive Retirement Plan (the Plan) should assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to its continued progress and success. The Board of Directors also determined that the Plan should further those objectives by providing retirement and related benefits that supplement the amounts payable under the tax-qualified plans maintained by Owens & Minor, Inc.

The Plan is effective July 1, 1991. Prior to that date Owens & Minor, Inc. agreed to pay certain supplemental retirement and related benefits to selected executive and management employees in accordance with the terms of individual Executive Salary Continuation Agreements. The Plan supersedes each of the Executive Salary Continuation Agreements in effect on July 1, 1991, except in the case of such agreements for which benefit payments became due before July 1, 1991. The Plan, was amended and restated, effective July 1, 2000. The Plan was again amended and restated, effective April 1, 2004. Individuals who were eligible to participate in the Plan prior to July 1, 2000, but who are not eligible to participate in the Plan, as amended and restated effective July 1, 2000 and April 1, 2004, are listed on Exhibit I and are subject to the Plan in the form attached as Exhibit II.

The Plan is intended to provide an unfunded supplemental retirement benefit to a select group of management and highly compensated employees as such terms are used in Sections 201, 301, and 501 of the Employee Retirement Income Security Act of 1974. The Plan must be interpreted and administered in a manner that is consistent with that intent.

ARTICLE I

DEFINITIONS

1.01.	401(k) Plan Benefit

401(k) Plan Benefit means the monthly benefit that would be payable to the Participant if the portion of the Participant’s account balance in the Savings & Protection Plan for Teammates of Owens & Minor, Inc. attributable to nondiscretionary employer contributions were converted to an annuity (i) payable for the lifetime of the Participant, with no survivor benefits, (ii) using as factors to effect the conversion the “applicable mortality table” and “applicable interest rate” as defined in Section 417(e)(3)(A)(ii) of the Code, and (iii) commencing as of the Participant’s Early Retirement Date (in the case of the payment of an Early Retirement Allowance) or as of the Participant’s Normal Retirement Date (in the case of the payment of a Normal Retirement Allowance) or as of the date of the Participant’s termination of employment under Section 3.04 (in the case of a payment of a Change in Control Allowance). The 401(k) Plan Benefit shall be taken into account in determining the amount payable to the Participant under this Plan

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regardless of the benefit the Participant actually receives under the Savings & Protection Plan for Teammates of Owens & Minor, Inc.

1.02.	Affiliate

Affiliate means any “subsidiary corporation” or “parent corporation” (within the meaning of Section 425 of the Code) of the Company.

1.03.	Applicable Percentage

Applicable Percentage means the percentage set forth in clause (a), (b) or (c) as applicable:

(a) for a Participant who reached his Normal Retirement Date, his Early Retirement Date or otherwise became entitled to receive a benefit under Article III of the Plan prior to April 1, 2004: 65% with respect to the Early Retirement Allowance and Normal Retirement Allowance and Change in Control Allowance of a Senior Officer; 55% with respect to the Early Retirement Allowance and Normal Retirement Allowance and Change in Control Allowance of a Holding Company Vice President; and 45% with respect to the Early Retirement Allowance and Normal Retirement Allowance and Change in Control Allowance of a Regional Vice President;

(b) for a Participant who reached his Normal Retirement Date, his Early Retirement Date or otherwise became entitled to receive a benefit under Article III of the Plan on or after April 1, 2004; 60% with respect to the Early Retirement Allowance and Normal Retirement Allowance and Change in Control Allowance of a Senior Officer; 50% with respect to the Early Retirement Allowance and Normal Retirement Allowance and Change in Control Allowance of a Holding Company Vice President; and 35% with respect to the Early Retirement Allowance and Normal Retirement Allowance and Change in Control Allowance of an individual holding any other titled position at the Company or an Affiliate; provided, however, that notwithstanding the foregoing provisions in this clause (b), the Applicable Percentage shall remain at 65% for determining benefits payable under Article III to Gil Minor, Craig Smith and Henry Berling and at 60% for determining benefits payable under Article III to Dick Bozard and Hugh Gouldthorpe; and

(c) for any benefit that becomes payable on behalf of a Participant under Section 4.01 of the Plan, 25% with respect to payments on behalf of a Senior Officer and 15% with respect to payments on behalf of a Holding Company Vice President, a Regional Vice President or any individual holding any other titled position at the Company or any Affiliate.

1.04.	Beneficiary

Beneficiary means a Participant’s Spouse or one or more Lineal Descendants designated on a Beneficiary Designation Form by a Participant in accordance with procedures established by the Committee. If the Participant makes a valid designation of more than one Beneficiary then the Beneficiaries who survive the Participant shall receive a percentage interest in the benefit payable under the Plan in accordance with the Participant’s instruction or, absent such instruction, shall receive equal interests. If there is no valid Beneficiary designation by the Participant, or the designated Beneficiary does not survive the Participant, the Participant’s

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Beneficiary is the first of the following: the Participant’s surviving Spouse and the Participant’s Lineal Descendants per stirpes who survive the Participant.

1.05.	Beneficiary Designation Form

Beneficiary Designation Form means a form acceptable to the Committee used by a Participant according to this Plan to name the Beneficiary or Beneficiaries who will receive all benefits under this Plan if he or she dies.

1.06.	Board

Board means the Board of Directors of the Company.

1.07.	Cause

Cause means a Participant’s conviction of a felony involving dishonestly directed against the Company or an Affiliate or a Participant’s conviction of a crime of moral turpitude that is injurious to the business reputation of the Company or an Affiliate.

1.08.	Change in Control

Change in Control means that

(i)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose;

(ii)	during any period of two consecutive years (not including any period prior to July 1, 2000), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iv) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

(iii)

the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding

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immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20% of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.09.	Change in Control Allowance

Change in Control Allowance means the benefit described in Section 3.04.

1.10.	Code

Code means the Internal Revenue Code of 1986, as amended.

1.11.	Committee

Committee means the Compensation and Benefits Committee of the Board.

1.12.	Company

Company means Owens & Minor, Inc.

1.13.	Early Retirement Allowance

Early Retirement Allowance means the benefit described in Section 3.02.

1.14.	Early Retirement Date

Early Retirement Date means the first day of a month coincident with or following a Participant’s Retirement at or after attaining age 55 and after completing a number of Years of Service that, when added to the Participant’s age at the time of the Participant’s Retirement, equals at least 70.

1.15.	Final Average Pay

Final Average Pay means the amount determined under clause (a) or (b), as applicable:

(a) for a Participant who reached his Normal Retirement Date or Early Retirement Date or otherwise became entitled to receive benefits under the Plan prior to April 1, 2004, the total of (i) plus (ii), divided by 60, where: (i) is the base monthly salary of a Participant, whether paid in cash or shares of the Company’s stock, during the 60 months preceding the applicable date of reference; and (ii) is the Participant’s annual bonus, whether paid in cash or shares of the

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Company’s stock, earned for the year in which Participant Retires [or otherwise becomes entitled to receive benefits under the Plan] and the four immediately preceding years; and

(b) for a Participant who reached his Normal Retirement Date or Early Retirement Date or otherwise became entitled to receive benefits under the Plan on or after April 1, 2004, the highest 60-consecutive month average of (i) plus (ii), for the last 120 months preceding the applicable date of reference, where: (i) is the base monthly salary of a Participant, whether paid in cash or shares of the Company’s stock; and (ii) is the Participant’s annual bonus, paid over the same 60-consecutive month period, whether paid in cash or shares of the Company’s stock; provided that no more than 5 annual bonuses shall be included in the calculation of Final Average Pay under this clause (b) and provided further, that if a higher average results from calculating a Participant’s Final Average Pay using the total of (i) plus (ii) under this clause (b), divided by 60, where: (i) is the base monthly salary of the Participant, paid in cash or shares of the Company’s stock, during the 60 consecutive months preceding the applicable date of reference and (ii) is the Participant’s annual bonus, paid in cash or shares of the Company’s stock, earned for the year in which the Participant Retires [or otherwise becomes entitled to receive benefits under the Plan] and the four immediately preceding years, then such higher average shall be the Participant’s Final Average Pay.

The following rules shall apply for purposes of determining a Participant’s Final Average Pay under clause (a) or (b) above: (i) if any portion of a Participant’s base salary or annual bonus is paid pursuant to the issuance of shares of the Company’s stock, such shares shall be valued on the date of issuance, whether or not the stock is then vested; (ii) a Participant’s Final Average Pay shall be determined without regard to any compensation reductions or deferrals under Section 125 or 401(k) of the Code; (iii) a Participant’s Final Average Pay shall not include amounts paid as an automobile allowance or other amounts that are in addition to his or her regular base monthly salary and (iv) any period in which a Participant suffers a Total and Permanent Disability shall be disregarded in determining his or her Final Average Pay.

1.16.	Good Reason

Good Reason means that after a Change in Control, (a) the Participant does not receive salary increases comparable to the salary increases that the Participant received in prior years or, if greater, that other employees in comparable positions receive in the current year; or (b) the Participant’s compensation or employment related benefits are reduced; or (c) the Participant’s status, title(s), office(s), working conditions, or management responsibilities are diminished (other than changes in reporting or management responsibilities required by applicable federal or state law); or (d) the Participant’s place of employment is relocated more than fifty (50) miles from his or her place of employment immediately before the Change in Control, without the Participant’s consent. A Participant’s resignation will not be considered for Good Reason unless it occurs within six months after an event described in subsection (a), (b), (c), or (d) of the preceding sentence, or within six months after the last in a series of such events.

1.17.	Holding Company Vice President

Holding Company Vice President means an individual who holds the title of Vice President of the Company.

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1.18.	Lineal Descendant

Lineal Descendant means a Participant’s child, grandchild, or great-grandchild, or child of any of the foregoing persons. References in this Plan to a Participant’s Lineal Descendants or to a child, grandchild, or great-grandchild or child of any of the Participant or any Lineal Descendant shall include adopted persons.

1.19.	Normal Retirement Allowance

Normal Retirement Allowance means the benefit described in Section 3.01.

1.20.	Normal Retirement Date

Normal Retirement Date means the first day of a month coincident with or following a Participant’s Retirement after Participant has attained age 65.

1.21.	Participant

Participant means an individual who has been selected to participate in the Plan in accordance with Article II.

1.22.	Plan

Plan means the Owens & Minor, Inc. Supplemental Executive Retirement Plan.

1.23.	Qualified Defined Benefit Plan

Qualified Defined Benefit Plan means a defined benefit pension plan that is maintained by the Company or an Affiliate and which satisfies the requirements of Section 401(a) and related sections of the Code.

1.24.	Qualified Defined Benefit Plan Benefit

Qualified Defined Benefit Plan Benefit means the monthly benefit that would be payable to the Participant from all Qualified Defined Benefit Plans in the form of an annuity payable for the lifetime of the Participant with no survivor’s benefits. The amount of the Qualified Defined Benefit Plan Benefit shall be determined as an annuity commencing as of the Participant’s Early Retirement Date (in the case of the payment of an Early Retirement Allowance) or as of the Participant’s Normal Retirement Date (in the case of the payment of a Normal Retirement Allowance) or as of the date of the Participant’s termination of employment under Section 3.04 (in the case of a payment of a Change in Control Allowance). The Qualified Defined Benefit Plan Benefit shall be taken into account in determining the amount payable to the Participant under this Plan regardless of the benefit the Participant actually receives under any Qualified Defined Benefit Plan.

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1.25.	Regional Vice President

Regional Vice President means an individual who holds the title of Regional Vice President of the Company.

1.26.	Retire and Retirement

Retire and Retirement mean severance from the employment of the Company and its Affiliates (i) at or after the attainment of age 55 and after completing a number of Years of Service that, when added to Participant’s age at the time of severance from employment, equals at least 70 or (ii) at or after the attainment of age 65.

1.27.	Senior Officer

Senior Officer means an individual who holds the title of Senior Vice President of the Company or an Affiliate or who holds a position with the Company or an Affiliate that is more senior than Senior Vice President.

1.28.	Social Security Benefit

Social Security Benefit means the monthly benefit that the Participant is entitled to receive under Section 215 of the Social Security Act, without regard to any reduction in such benefit on account of excess earnings and without regard to whether the Participant elects to receive such benefit. The amount of the Social Security Benefit shall be determined as of the Participant’s Early Retirement Date (in the case of the payment of an Early Retirement Allowance) or as of the Participant’s Normal Retirement Date (in the case of the payment of a Normal Retirement Allowance) or as of the date of the Participant’s termination of employment under Section 3.04 (in the case of a payment of a Change in Control Allowance), and shall be reduced by .333% for each month by which the month in which the Participant’s Retirement or other termination of employment occurs precedes the month in which the Participant will attain age 62.

1.29.	Spouse

Spouse means the person to whom the Participant is legally married on the date of reference.

1.30.	Total and Permanent Disability

Total and Permanent Disability means a disability which (i) resulted from bodily or mental injury or disease, (ii) has existed continuously for at least six months and (iii) in the opinion of the Committee prevents the Participant from performing his or her regularly assigned duties with the Company and its Affiliates. The Committee may require the Participant to prove his or her continued Total and Permanent Disability once during each calendar year and absent such proof the Total and Permanent Disability shall be deemed to have ceased.

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1.31.	Years of Service

Years of Service means the total years of service credited to a Participant for purposes of determining his or her vested or nonforfeitable interest in a Qualified Defined Benefit Plan. Notwithstanding the foregoing, a Participant shall be credited with Years of Service during a period of Total and Permanent Disability as if he or she was employed by the Company during such period.

ARTICLE II

PARTICIPATION

Consistent with the purposes of the Plan and the Company’s intent in adopting the Plan, the Committee shall designate employees of the Company and its Affiliates who are eligible to participate in the Plan. An individual shall remain a Participant only so long as the Committee continues such designation; provided, however, that a designation may not be changed or revoked after that Participant has reached his Early Retirement Date or Normal Retirement Date, or that Participant or his or her Beneficiary has become entitled to a benefit under the Plan, or during a period in which the Participant suffers a Total and Permanent Disability. Further, a designation may not be changed or revoked after a Change in Control.

Membership on the Board or a committee of the Board (other than the Committee) shall not by itself render an individual ineligible to participate in the Plan. An individual who is a member of the Committee may not participate in the Plan during his or her service on the Committee.

ARTICLE III

RETIREMENT AND CHANGE IN CONTROL ALLOWANCES

3.01.	Normal Retirement Allowance

Subject to the requirements of Article V and Section 8.01, a Normal Retirement Allowance shall be payable to a Participant who Retires on or after his or her Normal Retirement Date. The monthly Normal Retirement Allowance shall be the difference between (i) and (ii) below where

(i) =	the Applicable Percentage of the Participant’s Final Average Pay (determined as of his or her Normal Retirement Date) and

(ii) =	the sum of the Qualified Defined Benefit Plan Benefit and the 401(k) Plan Benefit and the Social Security Benefit and the defined benefit pension plan(s) benefits(s) of any other prior employer or employers.

3.02.	Early Retirement Allowance

Subject to the requirements of Article V and Section 8.01, an Early Retirement Allowance shall be payable to a Participant who Retires on or after his or her Early Retirement Date and before his or her Normal Retirement Date. The monthly Early Retirement Allowance shall be equal to the benefit calculated in Section 3.01, but determined as of the Participant’s

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Early Retirement Date, reduced by .333% for each month by which the month in which Participant’s Early Retirement Date occurs precedes the month in which he or she would first have become eligible for a Normal Retirement Allowance. Notwithstanding the foregoing, the .333% reduction referenced in the preceding sentence shall not apply to a Participant who Retires at or after attainment of age 62 and after completing 20 Years of Service and before his or her Normal Retirement Date, so that the monthly Early Retirement Allowance for such a Participant shall be equal to the benefit calculated in Section 3.01, but determined as of the Participant’s Early Retirement Date.

3.03.	Payment of Retirement Allowances

The payment of the retirement allowance payable under Section 3.01 or Section 3.02 shall begin on the 15th day of the month following the month in which the Participant Retires. The payment of the retirement allowance shall continue to be paid as of the 15th day of each month thereafter until the month in which the Participant dies. No further retirement allowance payments will be made under Section 3.01 or Section 3.02 following the month in which the Participant dies.

3.04.	Change in Control Allowance

(a) Subject to the requirements of Article V and Section 8.01, a Change in Control Allowance shall be payable to a Participant who is terminated by the Company or an Affiliate (other than for Cause) or who resigns his or her employment with the Company or an Affiliate with Good Reason following a Change in Control, but prior to his or her Early Retirement Date or Normal Retirement Date. The monthly Change in Control Allowance shall be equal to (i) the benefit calculated in Section 3.01, but determined as of the date of Participant’s termination in accordance with this Section 3.04, multiplied by (ii) a fraction, the numerator of which is the number of Years of Service that the Participant has accrued on the date of his or her termination under this Section 3.04, and the denominator of which is the number of Years of Service that the Participant would have accrued if he or she had remained in the continuous employ of the Company and its Affiliates through the earlier of the date that he or she would first have become eligible for an Early Retirement Allowance and the date that he or she would first have become eligible for a Normal Retirement Allowance; reduced by (iii) .333% for each month by which the month in which Participant terminates employment under this Section 3.04 precedes the month in which he or she would first have become eligible for a Normal Retirement Allowance.

3.05.	Payment of Change in Control Allowance

The payment of the Change in Control Allowance payable under Section 3.04 shall begin on the 15th day of the month following the month in which the Participant terminates employment following a Change in Control, or, if later, on the 30th day after the Change in Control. The payment of the Change in Control Allowance shall be paid as of the 15th day of each month thereafter until the month in which the Participant dies. No further Change in Control Allowance payments will be made under Section 3.04 following the month in which the Participant dies.

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ARTICLE IV

PAYMENTS IN THE EVENT OF DEATH

4.01.	Death On or Before Retirement

(a) Subject to the requirements of Article V and Section 8.01, a benefit shall be payable under this Section 4.01(a) if the Participant dies prior to a date on which his or her severance from employment would constitute his or her Retirement. The monthly benefit payable under this Section 4.01(a) shall be equal to the Applicable Percentage of the Participant’s Final Average Pay (determined as of the last day of the month preceding the month in which the Participant died).

(b) Subject to the requirements of Article V and Section 8.01, a benefit shall be payable under this Section 4.01(b) if the Participant’s severance from employment due to his or her death constitutes his or her Retirement. The monthly benefit payable under this Section shall be the greater of (i) the benefit that would have been payable under Section 4.01(a) if the date of the Participant’s death had not been a date on which the Participant could Retire and (ii) the monthly benefit that would have been payable under Article III if the Participant’s employment had terminated on the date of his or her death for reasons other than his or her death.

(c) The payment of the benefit described in the preceding Subsection (a) or (b), as applicable, shall be paid to the Participant’s Beneficiary beginning on the 15th day of the month following the month in which the Participant died. The payment of that benefit to the Participant’s Beneficiary will continue as of the 15th day of each month thereafter until the earlier of (i) the death of the Participant’s Beneficiary and (ii) a total of 180 months’ benefits have been paid to the Participant’s Beneficiary. In the event of the death of the Participant’s Beneficiary before a total of 180 payments have been made, the present value of the remainder of such 180 payments shall be paid in a lump sum to the estate of the Beneficiary, using the “applicable interest rate” as defined in Section 417(e)(3)(A)(ii) of the Code to calculate the present value.

(d) No benefit will be payable under this Section if the Participant is not survived by any Beneficiary.

4.02.	Death After Retirement or Change in Control Termination

(a) Subject to the requirements of Article V and Section 8.01, a benefit shall be payable under this Section if the Participant dies after Retirement or after termination or employment under circumstances that entitle him or her to a Change in Control Allowance under Article III and before his or her receipt of 180 payments of that benefit. The monthly benefit payable under this Section 4.02 shall be equal to the monthly allowance to which the Participant was entitled under Article III immediately prior to the Participant’s death.

(b) The payment of the benefit described in the preceding Subsection (a) shall be paid to the Participant’s Beneficiary beginning on the 15th day of the month following the month in which the Participant died. The payment of that benefit to the Participant’s Beneficiary will continue as of the 15th day of each month thereafter until the earlier of (i) a total of 180 payments have been made under the Plan to the Participant and his or her Beneficiary, and (ii)

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the death of the Participant’s Beneficiary. In the event of the death of Participant’s Beneficiary before a total of 180 payments have been made, the present value of the remainder of such 180 payments shall be paid in a lump sum to the estate of the Beneficiary, using the “applicable interest rate” as defined in Section 417(e)(3)(A)(ii) of the code to calculate the present value.

(c) No benefit will be payable under this Section if the Participant is not survived by any Beneficiary.

ARTICLE V

VESTING AND CONTINUOUS EMPLOYMENT

5.01.	Vesting

No benefit will be payable under the Plan unless the Participant remains in the continuous employ of the Company and its Affiliates from his or her most recent designation as a Participant by the Committee until:

(i)	his or her Early Retirement Date;

(ii)	his or her Normal Retirement Date;

(iii)	his or her death; or

(iv)	his or her termination of employment under circumstances that entitle the Participant to a Change in Control Allowance in the case of the payment of a Change in Control Allowance.

Notwithstanding the foregoing, no benefit shall be payable under this Plan if the Participant’s employment with the Company and its Affiliates terminates or is terminated for Cause.

5.02.	Total and Permanent Disability

(a) A Participant who remains in the continuous employ of the Company and its Affiliates from his or her most recent designation as a Participant by the Committee until his or her separation from service on account of a Total and Permanent Disability shall be deemed to remain in the continuous employ of the Company and its Affiliates for purposes of the Plan.

(b) A Participant described in the preceding Subsection may elect to receive an Early Retirement Allowance on or after what would have been his or her Early Retirement Date. A Participant described in the preceding Subsection may elect to receive a Normal Retirement Allowance on or after what would have been his or her Normal Retirement Date. The benefit described in Section 4.01(a) or (b), as applicable, shall be payable on behalf of a Participant described in the preceding Subsection who dies without having made an election to receive an Early Retirement Allowance or a Normal Retirement Allowance pursuant to the first sentence of this Section 5.01(b). The benefit described in Section 4.02 shall be payable on behalf of a Participant described in the preceding Subsection who dies after having made an election to receive an Early Retirement Allowance or a Normal Retirement Allowance pursuant to the first sentence of this Section 5.01(b).

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(c) This Section shall not apply if the Participant recovers from his or her Total and Permanent Disability and does not return to the active employ of the Company and its Affiliates at that time. In that event, the Participant will be deemed to have separated from the service of the Company and its Affiliates as of the date that his or her employment terminated on account of his or her Total and Permanent Disability.

5.03.	Continuous Employment

The Committee, in its discretion, shall determine the extent, if any, to which leaves or absence for military service, governmental service and other reasons shall be deemed not to have caused an interruption in a Participant’s continuous employment with the Company and its Affiliates.

5.04.	Non-Competition

(a) As a condition for participating in the Plan, Participant acknowledges that during his or her employment by the Company and its Affiliates, he or she will have access to and obtain confidential documents and information relating to the business of the Company and its Affiliates. Participant acknowledges and agrees that because the Company is granting him or her such access and permitting him or her to obtain such confidential documents and information, any competition by him or her with the Company unfairly would result in material damage to the Company and its Affiliates and cause Company and its Affiliates to suffer irreparable damage.

(b) Participant thus agrees that, once he or she has become entitled to a benefit under this Plan in accordance with Section 5.01, then during his or her employment and for a period of five years immediately following termination of his or her employment (for any reason), Participant shall not directly or indirectly own, manage, operate, join, control, be employed by or consult with any firm or business entity which is in the same business as, or similar to, the Company or any of its Affiliates and which competes with the Company or any of its Affiliates. Recognizing the broad geographic scope and unique nature of the business of the Company and its Affiliates, and expressly acknowledging the Company’s legitimate interest in this restriction, Participant agrees that this restriction shall apply within a radius of 500 miles from Participant’s principal assignment with the Company and its Affiliates.

(c) Participant further agrees that, once he or she has become entitled to a benefit under this Plan in accordance with Section 5.01, then during his or her employment and for a period of five years immediately following termination of his or her employment (for any reason), Participant will not hire, solicit for hire or encourage to leave the Company’s or an Affiliate’s employment any person who is then an employee of the Company or an Affiliate.

(d) Participant agrees that in the event of any breach or threatened breach of his or her promises in this Section, the Company will not have an adequate remedy at law and will suffer substantial and irreparable damage. Participant accordingly agrees that the Company shall be entitled to obtain specific enforcement of his or her promises, including but not limited to temporary and permanent injunctions restraining Participant from breaching such promises. In addition to any remedy that may be afforded the Company, upon a breach or threatened breach of the promise in this Section, Participant shall forfeit all rights under this Plan and no benefit or

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further benefit shall be payable to Participant, or any Beneficiary. This provision shall not bar the Company from any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorneys’ fees.

(e) The prohibitions of this Section are severable, and a finding by any court that any one prohibition is unenforceable shall not affect the validity of any other prohibition. Additionally, should any court find that any provision of this Section is unenforceable, Participant and the Company specifically authorize the court to modify that provision and to enforce that provision as modified.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.01.	Generally

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.

6.02.	Indemnification

The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

6.03.	Determining Benefits

In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to or on behalf of Participants under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant or a Beneficiary is entitled to a benefit under the Plan.

6.04.	Cooperation

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their Retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

6.05.	Claims

(a) It is not necessary to file a claim in order to receive Plan benefits.

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(b) On receipt of a claim for Plan benefits, the Committee must respond in writing within ninety days. If necessary, the Committee’s first notice must indicate any special circumstances requiring an extension of time for the Committee’s decision. The extension notice must indicate the date by which the Committee expects to render a decision; an extension of time for processing may not exceed ninety days after the end of the initial period.

(c) If a claim is wholly or partially denied, the Committee must give written notice within the time provided in subsection (b). An adverse notice must specify each reason for denial. There must be specific reference to provisions of the Plan or related documents on which the denial is based. If additional material or information is necessary for the claimant to perfect the claim, it must be described and there must be an explanation of why that material or information is necessary. Adverse notice must disclose appropriate information about the steps that the claimant must take if he or she wishes to submit the claim for review. If notice that a claim has been denied is not furnished within the time required in subsection (b), the claim is deemed denied.

(d) The full value of a payment made according to the provisions of the Plan satisfies that much of the claim and all related claims under the Plan against the Committee and the Company and its Affiliates, each of whom, as a condition to a payment from it or directed by it, may require the Participant, Beneficiary, or legal representative to execute a receipt and release of the claim in a form determined by the person requesting the receipt and release.

6.06.	Review of Claims

(a) On proper written request for review from a claimant to the Committee, there must be a review by the Board. The Committee must receive the written request before sixty-one days after the claimant’s receipt of notice that a claim has been denied according to the preceding Plan Section. The claimant and an authorized representative are entitled to be present and heard if any hearing is used as part of the review.

(b) The Board must determine whether there will be a hearing. Before any hearing, the claimant or a duly authorized representative may review all Plan documents and other papers that affect the claim and may submit issues and comments in writing. The Board must schedule any hearing to give sufficient time for this review and submission, giving notice of the schedule and deadlines for submissions.

(c) The Board must advise the claimant in writing of the final determination after review. The decision on review must be written in a manner calculated to be understood by the claimant, and it must include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based. The written advice must be rendered within sixty days after the request for review is received, unless special circumstances require an extension of time for processing. If an extension is necessary, the decision must be rendered as soon as possible but no later than 120 days after receipt of the request for review. If the Board has regularly scheduled meetings at least quarterly, the following rules govern the time for the decision after review. If the claimant’s written request for review is received more than thirty days before a Board meeting, the decision of the Board must be rendered at the next meeting after the request for review is received. If the claimant’s

14	Revised April 1, 2004

written request for review is received thirty days or less before a Board meeting, the decision of the Board must be rendered at the Board’s second meeting after the request for review has been received. If special circumstances (such as the need to hold a hearing) require an extension of time for processing, the decision of the Board must be rendered not later than the Board’s third meeting after the request for review has been received. If an extension of time for review is required, written notice of the extension must be furnished to the claimant before the extension begins. If notice that a claim has been denied on review is not received by the claimant within the time required in this paragraph, the claim is deemed denied on review.

ARTICLE VII

TERMINATION, AMENDMENT OR MODIFICATION OF PLAN

7.01.	Reservation of Rights

Except as otherwise specifically provided, the Company reserves the right to terminate, amend or modify this Plan wholly or partially at any time and from time to time. Such right to terminate, amend or modify the Plan shall be exercised by the Board. Notwithstanding the preceding, with respect to an affected Participant, the Plan may not be amended, modified or terminated after a Change in Control unless the affected Participant agrees to such amendment, modification or termination in writing.

7.02.	Limitation of Actions

The rights of the Company set forth in the preceding Section are subject to the condition that its Board shall take no action to terminate the Plan or decrease the benefit that would become payable or is payable, as the case may be, with respect to a Participant or a Beneficiary after the Participant has reached his or her Early Retirement Date or Normal Retirement Date or the Participant, or his or her Beneficiary has become entitled to a benefit under the Plan.

7.03.	Effect of Termination

Except as provided in Sections 7.01 and 7.02, upon the termination of this Plan by the Board, the Plan shall be of no further force or effect, and neither the Company nor the Participant or his or her Beneficiary shall have any further obligation or right under this Plan.

ARTICLE VIII

MISCELLANEOUS

8.01.	Limitation on Benefits

(a) For purposes of this Plan, the following terms shall have the meanings indicated below:

(i) “Accounting Firm” means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control, or, for any Participant subject to an Executive Severance Agreement, such other independent accounting firm as may be appointed in accordance with that Agreement.

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(ii) “Capped Parachute Payments” means the largest amount of Parachute Payments that may be paid to a Participant without liability for any excise tax under Code Section 4999.

(iii) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to a Participant as in effect on the date of the payment under this Section 8.01. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

(iv) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment shall be determined in accordance with Code Section 280G and the regulations promulgated thereunder, or, in the absence of final regulations, the proposed regulations promulgated under Code Section 280G.

(b) The benefit payable to a Participant under this Plan and under other plans, programs, and agreements may constitute Parachute Payments that are subject to the “golden parachute” rules of Code Section 280G and the excise tax of Code Section 4999. It is the Company’s intention to reduce any Parachute Payments (but not any payment, distribution or other benefit that is not a Parachute Payment) if, and only to the extent that, a reduction will allow the affected Participant to receive a greater Net After Tax Amount than he or she would receive absent a reduction. The remaining provisions of this subsection describe how that intent will be effectuated.

(c) The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm will also determine the Net After Tax Amount attributable to that Participant’s total Parachute Payments.

(d) The Accounting Firm will next determine the amount of that Participant’s Capped Parachute Payments. Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to that Participant’s Capped Parachute Payments.

(e) That Participant will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield a higher Net After Tax Amount, in which case that Participant will receive the Capped Parachute Payments. If that Participant will receive the Capped Parachute Payments, his or her benefit under this Plan will be adjusted, if at all, in the manner determined by the Committee, taking into account the provisions of any Executive Severance Agreement or other agreement to which the Participant may be subject that specifies the manner in which Parachute Payments must be reduced. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

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(f) If, pursuant to Subsection (e), a Participant will receive the total Parachute Payments, the Company shall indemnify the Participant and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, the Company must pay the Participant an additional amount (the “Gross-Up Payment”) that after payment by the Participant of all taxes, including, without limitation, any income, employment and excise taxes (and any interest and penalties imposed with respect thereto), imposed upon the Gross-Up Payment leaves the Participant a net amount from the Gross-Up Payment equal to the excise tax under Code Section 4999 imposed on the Parachute Payments. The determination of any additional amount that must be paid under this paragraph must be made by the Company in good faith.

(g) As a result of any uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 8.01, it is possible that amounts will have been paid or distributed to a Participant that should not have been paid or distributed under this Section 8.01 (“Overpayments”), or that additional amounts should be paid or distributed to a Participant under this Section 8.01 (“Underpayments”). If the Accounting Firm determines, based on either controlling precedent, substantial authority or the assertion of a deficiency by the Internal Revenue Service against a Participant or the Company, which assertion the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then the Participant shall have an obligation to pay the Company upon demand an amount equal to the sum of the Overpayment plus interest on such Overpayment at the prime rate provided in Code Section 7872(f)(2) from the date of the Participant’s receipt of such Overpayment until the date of such repayment; provided, however, that the Participant shall be obligated to make such repayment if, and only to the extent, that the repayment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the Company will pay the amount of that Underpayment to the Participant promptly in a lump sum, with interest calculated on such Underpayment at the prime rate provided in Code Section 7872(f)(2) from the date such Underpayment should have been paid until actual payment.

(h) All determinations made by the Accounting Firm under this Section 8.01 are binding on the Participant and the Company and must be made as soon as practicable but no later than thirty days after a Participant’s termination of employment following a Change in Control. Within thirty days after the termination, the Company will commence payment of the Participant’s Change in Control Allowance, or a reduced Change in Control Allowance as calculated by the Accounting Firm pursuant to this Section 8.01.

(i) All references in this Section 8.01 to a Participant and to an amount payable to the Participant shall be interpreted to include the Participant’s Beneficiary and amounts payable to the Participant’s Beneficiary, if applicable.

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8.02.	Unfunded Plan

The Company has only a contractual obligation to make payments of the benefits described in the Plan. All benefits are to be satisfied solely out of the general corporate assets of the Company which shall remain subject to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan. If the Company, in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his or her rights under the Plan will be forfeited.

8.03.	Other Benefits and Agreements

The benefits, if any, provided for a Participant or his or her Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees (other than an Executive Salary Continuation Agreement), and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

8.04.	Withholding Taxes

The benefit, if any payable to a Participant or his or her Beneficiary under the Plan shall be reduced by the amounts which the Company, in its discretion, determines shall be withheld under applicable federal, state and local income taxes and for any applicable employment-related taxes.

8.05.	Restrictions on Transfer of Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant or his or her Beneficiary or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.

8.06.	No Guarantee of Employment

The Plan does not in any way limit the right of the Company or an Affiliate at any time and for any reason to terminate the Participant’s employment or such Participant’s status as an officer of the Company or an affiliate. In no event shall the Plan by its terms or implications constitute an employment contract of any nature whatsoever between the Company or an Affiliate and a Participant.

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8.07.	Successors

The Plan shall be binding upon the Company and its successors and assigns; subject to the powers set forth in Article VII, and upon a Participant and his or her Beneficiary and either of their assigns, heirs, executors and administrators.

8.08.	Construction

Headings are given for ease of reference and must be disregarded in interpreting the Plan. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

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